Exhibit 99.1

To my knowledge, this Report on Form 11-K for the fiscal year ended December 31, 2003, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the information contained in this Report fairly presents, in all material respects, the financial condition of the Salary Savings Program of State Street Corporation and Certain Related Companies as at December 31, 2003.

	By:	/s/ John R. Towers
John R. Towers Chairman of the Salary Savings Program Committee
Dated: June 23, 2004

	By:	/s/ Pamela D. Gormley
Pamela D. Gormley Executive Vice President and Corporate Controller of State Street Corporation
Dated: June 23, 2004